Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement on Form S-3 (Form S-3 No. 333-114980), and related Prospectus of Celadon Group, Inc. for the registration of 1,943,500 shares of its common stock and to the incorporation by reference therein of our report dated August 8, 2003 (except for Note 13, as to which the date is August 21, 2003), with respect to the consolidated financial statements and schedule of Celadon Group, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

Indianapolis, Indiana
May 19, 2004